ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information:	KCSA Worldwide
Company Contact:	Todd Fromer / Garth Russell
Ken Chymiak (9l8) 25l-2887	(212) 896-1215 / (212) 896-1250
David Chymiak (9l8) 25l-2887	tfromer@kcsa.com / grussell@kcsa.com

ADDvantage Technologies to Report Results for Fiscal First Quarter 2007 on February 13, 2007
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Management to Hold Conference Call at 5:00 p.m. ET on February 13th.
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BROKEN ARROW, Okla., January 26, 2007 - ADDvantage Technologies Group, Inc. (AMEX: AEY), announced today that it plans to release financial results for the three months ended December 31, 2006, following the close of the market on Tuesday, February 13, 2007.

The Company will host a conference call at 5:00 p.m. Eastern Time featuring remarks by David Chymiak, Chairman of the Board; Ken Chymiak, President and Chief Executive Officer; and Dan O’Keefe, Chief Financial Officer. The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage’s website, www.addvantagetech.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is (877) 407-0782 or (201) 689-8567 for international participants. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through February 27, 2007, at (877) 660-6853 (domestic) or (201) 612-7415 (international), (Account number: 286)(Passcode: 229351). The online archive of the webcast will be available on the Company’s website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Scientific-Atlanta and Motorola, as well as operating a national network of technical repair centers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services, Jones Broadband International and Broadband Remarketing International. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.
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